Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM (ERNST & YOUNG LLP)

(ATTACHED)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 3 to the Registration Statement (Form S-3, expected to be filed March 7, 2012) and related prospectus of Myers Industries, Inc. pertaining to the Amended and Restated Dividend Reinvestment and Stock Purchase Plan of Myers Industries, Inc. and to the incorporation by reference therein of our reports dated March 2, 2012, with respect to the consolidated financial statements of Myers Industries, Inc. and Subsidiaries, and the effectiveness of internal control over financial reporting of Myers Industries, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Akron, Ohio

March 7, 2012